Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’ Report, dated September 10, 2014, on the financial statements of Patapsco Bancorp, Inc. and subsidiaries for the years ended June 30, 2014 and 2013 in the Company’s Report on Form S-4 (Joint Proxy Statement/Proxy). We also consent to application of such report to the financial statements in the Report on Form S-4 (Joint Proxy Statement/Proxy) when such financial information is read in conjunction with the financial statements referred to in our report.

/s/ TGM Group LLC

TGM Group LLC
Salisbury, Maryland
May 5, 2015